Exhibit 99

Ingredion Incorporated	NEWS RELEASE

5 Westbrook Corporate Center

Westchester, IL 60154

CONTACT:

Investors:  Heather Kos, 708-551-2592

Media:  Claire Regan, 708-551-2602

INGREDION INCORPORATED REPORTS SOLID FOURTH QUARTER 2016 RESULTS

AND RECORD FULL-YEAR EARNINGS PER SHARE

•                  Fourth quarter 2016 reported and adjusted EPS* were $1.26 and $1.67, respectively, compared to fourth quarter 2015 of both reported and adjusted EPS of $1.42

•                  Full-year 2016 reported and adjusted EPS were $6.55 and $7.13, respectively, up from $5.51 and $5.88 in the year-ago period, respectively

•                  Record cash flow from operations of $771 million

•                  2017 adjusted EPS is expected to be $7.40-$7.80

WESTCHESTER, Ill., Feb. 2, 2017 — Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the fourth quarter 2016. The results reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2016 and 2015 include items which are excluded from the non-GAAP financial measures which we present*.

“We concluded 2016 with record earnings per share and operating income, and significant progress on our strategic blueprint. Sales of our higher-value specialty portfolio grew to 26 percent of net sales for the year and our acquisitions of TIC Gums and Shandong Huanong Specialty Corn were completed in the fourth quarter,” said Ilene Gordon, chairman, president and chief executive officer. “For the year, more favorable price/product mix across the portfolio, as well as our global optimization efforts drove margin expansion.  North America, Asia Pacific and EMEA achieved record operating income year-over-year.  South America, although down, accelerated regional network optimization and restructuring efforts to offset difficult macroeconomic conditions and foreign-exchange headwinds.

“We remain committed to creating long-term shareholder value. We expect continued growth in our specialty portfolio, disciplined cost management, and ongoing capital investments for margin expansion. And, we will explore potential M&A opportunities that drive specialty growth. For 2017, we anticipate adjusted EPS of $7.40 to $7.80,” Gordon added.

*Adjusted Diluted Earnings Per Share (“adjusted EPS”), adjusted operating income and adjusted effective income tax rate are non-GAAP financial measures.  See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Diluted Earnings Per Share (EPS)

	4Q15	4Q16	2015	2016
Reported EPS	$1.42	$1.26	$5.51	$6.55
Acquisition/Integration Costs	$0.03	$0.01	$0.19	$0.03
Impairment/Restructuring Costs	$0.04	$0.03	$0.25	$0.20
U.S./Canada Tax Settlement	—	$0.36	—	$0.36
Litigation settlement	0.06	—	0.06	—
Gain on sale of plant	(0.12)	—	(0.12)	—
Adjusted EPS**	$1.42	$1.67	$5.88	$7.13

**Totals may not foot due to rounding

Estimated factors affecting change in adjusted EPS

	4Q16	2016
Margin	0.20	1.11
Volume	(0.03)	0.15
Foreign exchange	(0.01)	(0.16)
Other income/(expense)	0.01	0.06
Total operating items	0.17	1.16

Financing costs	(0.01)	(0.04)
Shares outstanding	(0.03)	(0.11)
Tax rate	0.12	0.26
Non-controlling interest	—	(0.02)
Total non-operating items	0.08	0.09
Total items affecting adjusted EPS	0.25	1.25

Financial Highlights

•                  At December 31, 2016, total debt and cash and short-term investments were $1.96 billion and $516 million, respectively, versus $1.84 billion and $440 million, respectively, at December 31, 2015. Cash and short-term investments were higher primarily driven by higher net income.

•                  During the fourth quarter of 2016, net financing costs were $18 million, or approximately $1 million higher than the year-ago period, due to higher interest expense.

•                  For the fourth quarter of 2016, reported and adjusted effective tax rates* were 43.4 percent and 27.8 percent, respectively compared to reported and adjusted effective tax rates of 31.2 percent and 32.9 percent, respectively, in the year-ago period. The higher rate was largely driven by the settlement of a tax matter concerning the allocation of income between the United States and Canada, slightly offset by increased foreign tax credits versus the year-ago period. The lower adjusted tax rate was largely driven by increased foreign tax credits, which were slightly offset by a valuation allowance, a reserve for unrecognized tax benefits and U.S. taxes on unremitted earnings of foreign subsidiaries.

•                  Full-year capital expenditures were $283 million, up slightly from the year-ago period.

Business Review

Total Ingredion

$ in millions	2015 Net sales	FX Impact	Volume	Price/mix	2016 Net sales	% change
Fourth quarter	1,405	-12	-50	56	1,399	—
Full year	5,621	-212	-23	318	5,704	1%

Net Sales

•                  Fourth quarter net sales were relatively flat, as a result of improved price/mix in North America and South America and a more favorable product mix in both specialty and core ingredients. These factors were offset by changes in foreign currency exchange rates and volume declines attributable to the sale of our Port Colborne, Canada, facility, a planned rebalancing of the North America network, and difficult macroeconomic conditions in South America.

•                  Full-year net sales were up as a result of improved price/mix in North America and South America, a more favorable product mix in both specialty and core ingredients, as well as acquisition-related growth. These factors were partially offset by changes in foreign currency exchange rates and volume declines attributable to the sale of our Port Colborne, Canada, facility and difficult macroeconomic conditions in South America.

Operating income

•                  Fourth quarter reported and adjusted operating income were $189 million and $194 million, respectively.  These were nine percent and 10 percent increases, respectively, compared to $173 million of reported operating income and $177 million of adjusted operating income in the fourth quarter of 2015. The increases in operating income were primarily due to better price/product mix in both our specialty and core ingredients and reduced costs resulting from our global optimization efforts.

•                  Full-year 2016 reported and adjusted operating income were $808 million and $830 million, respectively. These were 22 percent and 18 percent increases, respectively, compared to $660 million of 2015 reported operating income and $706 million of 2015 adjusted operating income. The increases in operating income were primarily due to a better price/product mix in both our specialty and core ingredients, acquisition-related growth, and reduced costs resulting from our global optimization efforts. These positives were partially offset by the negative effect of foreign exchange and difficult macroeconomic conditions in South America.

•                  Fourth quarter reported operating income was lower than adjusted operating income by $5 million. Of this difference, $4 million is related to restructuring in North America and costs associated with the execution of a global IT outsourcing project and $1 million is related to acquisition costs associated with the TIC Gums and Shandong Huanong Specialty Corn acquisitions.

North America

$ in millions	2015 Net sales	FX Impact	Volume	Price/mix	2016 Net sales	% change
Fourth quarter	842	—	-52	24	813	-3%
Full year	3,345	-10	-24	136	3,447	3%

Operating income

•                  Fourth quarter operating income increased from $117 million to $137 million. Better price/product mix in both our specialty and core ingredients, cost synergies related to the Penford acquisition, as well as operational efficiencies driven by network optimization efforts accounted for the increase.

•                  Full-year operating income increased from $479 million to $611 million. Higher acquisition-related volumes, a better price/product mix in both our specialty and core ingredients, cost synergies related to the Penford acquisition, as well as operational efficiencies driven by network optimization efforts accounted for the increase.

South America

$ in millions	2015 Net sales	FX Impact	Volume	Price/mix	2016 Net sales	% change
Fourth quarter	248	-8	-5	44	279	12%
Full year	1,012	-168	-56	222	1,010	—

Operating income

•                  Operating income in the fourth quarter was $29 million, up $2 million from a year ago. The increase was largely a result of improved price/mix and the acceleration of the consolidation of Brazilian manufacturing facilities. However, lower volumes driven by difficult macroeconomic conditions and higher costs for corn and other inputs partially offset the increase.

•                  Full-year operating income was $89 million, down $12 million from a year ago. The decline was largely a result of the negative effect of foreign exchange, lower volumes in Brazil and Southern Cone driven by difficult macroeconomic conditions, and higher costs for corn and other inputs. This was partially mitigated by improved price/mix and operational efficiencies.

Asia Pacific

$ in millions	2015 Net sales	FX Impact	Volume	Price/mix	2016 Net sales	% change
Fourth quarter	180	2	5	-13	175	-3%
Full year	733	-14	24	-35	709	-3%

Operating income

•                  Fourth quarter operating income was $25 million, down $2 million from a year ago. The decrease was largely due to less favorable price/mix partially offset by volume growth.

•                  Full-year operating income was $111 million, up $4 million from a year ago. Volume growth and margin expansion were partially offset by negative foreign exchange impacts.

Europe, Middle East, Africa (EMEA)

$ in millions	2015 Net sales	FX Impact	Volume	Price/mix	2016 Net sales	% change
Fourth quarter	135	-5	2	1	133	-1%
Full year	530	-19	32	-5	538	2%

Operating income

•                  Fourth quarter operating income was $26 million, down $1 million from a year ago. Volume growth was offset by foreign exchange impacts and higher input costs in Europe.

•                  Full-year operating income was $106 million, up $13 million from a year ago. Volume growth and margin expansion more than offset foreign exchange impacts.

2017 Guidance

2017 adjusted EPS, excluding acquisition-related, integration, and restructuring costs, as well as any potential impairment costs, is expected to be in the range of $7.40 to $7.80 compared to adjusted EPS of $7.13 in 2016. The full-year guidance assumes, compared to last year: overall improvement in all four regions; an adjusted effective tax rate of approximately 29 to 31 percent; and continued trade up in our portfolio, including higher-value specialty ingredients, leading to margin expansion.

In 2017, cash generated by operations is expected to be in the range of $800 to $850 million and capital expenditures are anticipated to be between $300 and $325 million.

Conference Call and Webcast

Ingredion will conduct a conference call today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to be hosted by Ilene Gordon, chairman, president and chief executive officer, and Jack Fortnum, executive vice president and chief financial officer.

The call will be webcast in real time, and will include a visual presentation accessible through the Ingredion website at www.ingredion.com. The presentation will be available to download a few hours prior to the start of the call. A replay of the webcast will be available at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE: INGR) is a leading global ingredient solutions provider. We turn grains, fruits, vegetables and other plant materials into value-added ingredients and biomaterial solutions for the food, beverage, paper and corrugating, brewing and other industries. Serving customers in over 100 countries, our ingredients make crackers crunchy, yogurts creamy, candy sweet, paper stronger and add fiber to nutrition bars. Visit ingredion.com to learn more.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “assume”, “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunity,” “potential” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, continuation or worsening of the current economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products;

future financial performance of major industries which we serve, including, without limitation, the food and beverage, paper, corrugated, and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas; tariffs, duties, taxes and income tax rates; particularly United States tax reform; operating difficulties; availability of raw materials, including potato starch, tapioca, gum arabic and the specific varieties of corn upon which our products are based; our ability to develop or acquire new products and a services at rates or of qualities sufficient to meet expectations; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.  Factors relating to the acquisition of TIC Gums that could cause actual results and developments to differ from expectations include:  the anticipated benefits of the acquisition, including synergies, may not be realized; and the integration of TIC Gum’s operations with those of Ingredion may be materially delayed or may be more costly or difficult than expected.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent reports on Forms 10-Q and 8-K.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended December 31,		Change	Year Ended December 31,		Change
(In millions, except per share amounts)	2016	2015	%	2016	2015	%
Net sales before shipping and handling costs	$1,484.2	$1,488.6	0%	$6,021.4	$5,958.3	1%
Less: shipping and handling costs	85.0	83.9	1%	317.8	337.8	(6)%
Net sales	$1,399.2	$1,404.7	0%	$5,703.6	$5,620.5	1%
Cost of sales	1,060.5	1,092.0	(3)%	4,301.8	4,378.6	(2)%
Gross profit	$338.7	$312.7	8%	$1,401.8	$1,241.9	13%

Operating expenses	147.9	138.8	7%	578.4	554.4	4%
Other (income) expense, net	(2.0)	(3.2)		(4.1)	(0.7)
Restructuring/impairment charges	4.0	3.8		19.3	28.0
Operating income	$188.8	$173.3	9%	$808.2	$660.2	22%
Financing costs, net	18.2	17.5	4%	66.4	61.6	8%
Income before income taxes	$170.6	$155.8	9%	$741.8	$598.6	24%
Provision for income taxes	74.0	48.6		245.7	186.9
Net income	$96.6	$107.2	(10)%	$496.1	$411.7	21%
Less: Net income attributable to non-controlling interests	2.9	3.2	(9)%	11.2	9.5	18%
Net income attributable to Ingredion	$93.7	$104.0	(10)%	$484.9	$402.2	21%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	72.6	71.7		72.3	71.6
Diluted	74.3	73.1		74.1	73.0

Earnings per common share of Ingredion:
Basic	$1.29	$1.45	(11)%	$6.70	$5.62	19%
Diluted	$1.26	$1.42	(11)%	$6.55	$5.51	19%

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	December 31, 2016	December 31, 2015
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$512	$434
Short-term investments	4	6
Accounts receivable — net	923	775
Inventories	789	715
Prepaid expenses	24	20
Total current assets	2,252	1,950

Property, plant and equipment — net	2,116	1,989
Goodwill	784	601
Other intangible assets — net	502	410
Deferred income tax assets	7	7
Other assets	121	117
Total assets	$5,782	$5,074

Liabilities and equity
Current liabilities
Short-term borrowings	$106	$19
Accounts payable and accrued liabilities	872	723
Total current liabilities	978	742

Non-current liabilities	158	170
Long-term debt	1,850	1,819
Deferred income tax liabilities	171	139
Share-based payments subject to redemption	30	24

Equity
Ingredion stockholders’ equity:
Preferred stock — authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares- $0.01 par value — 77,810,875 shares issued at December 31, 2016 and 2015	1	1
Additional paid-in capital	1,149	1,160
Less: Treasury stock (common stock; 5,396,526 and 6,194,510 shares at December 31, 2016 and 2015, respectively) at cost	(413)	(467)
Accumulated other comprehensive loss	(1,071)	(1,102)
Retained earnings	2,899	2,552
Total Ingredion stockholders’ equity	2,565	2,144
Non-controlling interests	30	36
Total equity	2,595	2,180

Total liabilities and equity	$5,782	$5,074

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Year Ended December 31,
( in millions )	2016	2015

Cash provided by operating activities:
Net income	$496	$412
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	196	194
Write-off of impaired assets	—	10
Gain on sale of plant	—	(10)
Charge for fair value mark-up of acquired inventory	—	10
Decrease (increase) in margin accounts	15	(34)
Decrease (increase) in other trade working capital	(23)	10
Other	87	94
Cash provided by operating activities	771	686

Cash used for investing activities:
Payments for acquisitions/investment, net of cash acquired of $4 and $16, respectively	(409)	(434)
Capital expenditures, net of proceeds on disposals	(283)	(277)
Short-term investments	1	27
Proceeds from sale of plant	2	35
Cash used for investing activities	(689)	(649)

Cash provided by (used for) financing activities:
Proceeds from borrowings, net	126	22
Issuance (repurchase) of common stock, net	21	(20)
Dividends paid (including to non-controlling interests)	(141)	(126)
Debt issuance costs	(6)	—
Excess tax benefit on share-based compensation	—	8
Cash used for financing activities	—	(116)

Effect of foreign exchange rate changes on cash	(4)	(67)
Increase (decrease) in cash and cash equivalents	78	(146)
Cash and cash equivalents, beginning of period	434	580
Cash and cash equivalents, end of period	$512	$434

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended December 31,		Change	Year Ended December 31,			Change
(in millions)	2016	2015	%	2016	2015		%
Net Sales
North America	$813.0	$841.9	(3)%	$3,447.0	$3,345.1		3%
South America	278.6	247.9	12%	1,009.8	1,012.4		0%
Asia Pacific	174.5	179.8	(3)%	708.6	732.9		(3)%
EMEA	133.1	135.1	(1)%	538.2	530.1		2%
Total	$1,399.2	$1,404.7	0%	$5,703.6	$5,620.5		1%

Operating Income
North America	$136.9	$116.9	17%	$610.6	$479.1		27%
South America	29.5	27.6	7%	88.7	100.7		(12)%
Asia Pacific	24.5	26.1	(6)%	111.2	107.3		4%
EMEA	25.5	26.6	(4)%	106.0	93.4		13%
Corporate	(22.2)	(20.6)	8%	(86.0)	(75.0	)(a)	15%
Sub-total	194.2	176.6	10%	830.5	705.5		18%
Impairment/restructuring charges	(4.0)	(3.8)		(19.3)	(28.0)
Acquisition/integration costs	(1.4)	(0.7)		(3.0)	(10.1)
Gain on sale of plant	—	9.8		—	9.8
Litigation settlement	—	(6.8)		—	(6.8)
Charge for fair value mark-up of acquired inventory	—	(1.8)		—	(10.2)
Total	$188.8	$173.3	9%	$808.2	$660.2		22%

(a) Includes $4 million of expense relating to a tax indemnification agreement with offsetting income of $4 million recorded in the provision for income taxes for the year ended December 31, 2015.

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, impairment and restructuring costs, and certain other special items. The Company generally uses the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with generally accepted accounting principles.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies.  A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Net Income and Diluted Earnings Per Share (“EPS”) to

Non-GAAP Adjusted Net Income and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	December 31, 2016		December 31, 2015		December 31, 2016		December 31, 2015
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$93.7	$1.26	$104.0	$1.42	$484.9	$6.55	$402.2	$5.51

Add back:

Income tax settlement (i)	27.0	0.36	—	—	27.0	0.36	—	—

Impairment/restructuring charges, net of income tax benefit of $1.5 million and $4.7 million for the quarter and year ended December 31, 2016 and $1.2 million and $9.7 million for the quarter and year ended December 31, 2015, respectively (ii)	2.5	0.03	2.6	0.04	14.6	0.20	18.3	0.25

Integration / acquisition costs, net of income tax benefit of $0.5 million and $1.1 million for the quarter and year ended December 31, 2016 and $0.2 million and $2.9 million for the quarter and year ended December 31, 2015, respectively (iii)	0.9	0.01	0.6	0.01	1.9	0.03	7.2	0.10

Litigation settlement, net of income tax benefit of $2.5 million (iv)	—	—	4.3	0.06	—	—	4.3	0.06

Gain on sale of plant, net of income taxes of $0.9 million (v)	—	—	(8.9)	(0.12)	—	—	(8.9)	(0.12)

Charge for fair value mark-up of acquired inventory, net of income tax benefit of $0.7 million and $3.8 million, respectively (vi)	—	—	1.1	0.02	—	—	6.4	0.09

Non-GAAP adjusted net income	$124.1	$1.67	$103.7	$1.42	$528.4	$7.13	$429.5	$5.88

Notes

(i) The Company has been pursuing relief from double taxation under the US and Canadian tax treaty for the years 2004 through 2013.  During the fourth quarter of 2016, a tentative agreement was reached between the two countries for the specific issues being contested.   During the fourth quarter, the Company recorded income tax expense of $27 million as a result of the settlement and related reserve.

(ii) During the fourth quarter of 2016, the Company recorded a $4 million pre-tax restructuring charge consisting of $3 million for employee severance-related costs in North America and $1 million of employee severance-related and other costs associated with the execution of IT outsourcing contracts.  For full year 2016, the Company recorded a $19 million pre-tax restructuring charge consisting of $11 million of employee severance-related and other costs associated with the execution of IT outsourcing contracts, $6 million of employee severance-related costs associated with the Company’s optimization initiatives in North America and South America and $2 million of costs attributable to the Port Colborne plant sale.  In the fourth quarter of 2015, the Company recorded a $4 million pre-tax restructuring charge consisting of transition costs related to our Port Colborne plant sale and severance costs related to the Penford acquisition.  For full year 2015, the Company recorded $28 million of pre-tax impairment/restructuring costs consisiting of a $10 million charge for impaired assets and $2 million of employee severance-related costs associated with our manufacturing network optimization in Brazil,  $4 million of employee severance-related and other costs associated with our Port Colborne plant sale and $12 million for employee severance-related costs associated with the Penford acquisition.

(iii) The 2016 and 2015 periods include costs related to the acquisition and integration of the businesses acquired from Penford and/or Kerr.  Additionally, the 2016 periods include costs related to the acquisitions of TIC Gums Incorporated and Shandong Huanong Specialty Corn Development Co., Ltd and the pending acquisition of Sun Flour Industry Co, Ltd.

(iv) The 2015 periods include costs relating to a litigation settlement.

(v) The 2015 periods include a gain from the sale of our Port Colborne plant.

(vi) The 2015 periods include the flow-through of costs assocated with the sale of Penford and/or Kerr inventory that was adjusted to fair value at the acquisition date in accordance with business combination accounting rules.

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions)	2016	2015	2016	2015

Operating income	$188.8	$173.3	$808.2	$660.2

Add back:

Impairment/restructuring charges (ii)	4.0	3.8	19.3	28.0

Acquisition/integration costs (iii)	1.4	0.7	3.0	10.1

Litigation settlement (iv)	—	6.8	—	6.8

Gain on sale of plant (v)	—	(9.8)	—	(9.8)

Charge for fair value mark-up of acquired inventory (vi)	—	1.8	—	10.2

Non-GAAP adjusted operating income	$194.2	$176.6	$830.5	$705.5

For notes (ii) through (vi) see notes (ii) through (vi) included in the Reconcilation of GAAP

Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Income before		Provision for		Effective Income Tax
	Income Taxes (a)		Income Taxes (b)		Rate (b/a)
	2016		2016		2016
(Dollars in millions)	Fourth Qtr	Full Year	Fourth Qtr	Full Year	Fourth Qtr	Full Year

As Reported	$170.6	$741.8	$74.0	$245.7	43.4%	33.1%

Add (deduct):

Income tax settlement (i)	—	—	(27.0)	(27.0)

Restructuring charges (ii)	4.0	19.3	1.5	4.7

Acquisition / integration costs (iii)	1.4	3.0	0.5	1.1

Adjusted non-GAAP	$176.0	$764.1	$49.0	$224.5	27.8%	29.4%

	Income before		Provision for		Effective Income Tax
	Income Taxes (a)		Income Taxes (b)		Rate (b/a)
	2015		2015		2015
(Dollars in millions)	Fourth Qtr	Full Year	Fourth Qtr	Full Year	Fourth Qtr	Full Year

As Reported	$155.8	$598.6	$48.6	$186.9	31.2%	31.2%

Add (deduct):

Impairment/restructuring charges (ii)	3.8	28.0	1.2	9.7

Acquisition / integration costs (iii)	0.7	10.1	0.2	2.9

Litigation settlement (iv)	6.8	6.8	2.5	2.5

Gain on sale of plant (v)	(9.8)	(9.8)	(0.9)	(0.9)

Charge for fair value mark-up of acquired inventory (vi)	1.8	10.2	0.7	3.8

Adjusted non-GAAP	$159.1	$643.9	$52.3	$204.9	32.9%	31.8%

For notes (i) through (vi) see notes (i) through (vi) included in the Reconcilation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS.

Ingredion Incorporated (“Ingredion”)

Reconciliation of 2017 GAAP Diluted Earnings per Share (“EPS”)

to Expected Adjusted Diluted Earnings per Share (“Adjusted EPS”)

(Unaudited)

	Expected EPS Range
	for Full Year 2017
	Low End	High End
GAAP EPS (a)	$7.28	$7.68

Add:

Charge for fair value markup of acquired inventory (b)	0.08	0.08

Restructuring charges	0.04	0.04

Expected Adjusted EPS	$7.40	$7.80

Above is a reconciliation of our full year 2017 to our expected adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect, and/or significance.  These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items.  We generally exclude these items from our adjusted EPS guidance.

(a) For the reasons stated above, we are more confident in our ability to predict adjusted EPS than we are in our ability to predict EPS.  Therefore, we do not provide guidance concerning GAAP EPS.

(b) Includes the flow-through of costs assocated with the sale of TIC inventory that was adjusted to fair value at the acquisition date in accordance with business combination accounting rules.